Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Southern First Bancshares, Inc. and Subsidiary

We consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 2, 2010 related to the consolidated balance sheet of Southern First Bancshares, Inc. and Subsidiary as of December 31, 2009 and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for the year then ended, which report appears in the December 31, 2009 Annual Report on 10-K.

                                                                                                                                                                                        /s/ Elliott Davis, LLC

Greenville, South Carolina

August 12, 2010